SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

October 10, 2009

THOMAS PROPERTIES GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-50854	20-0852352
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

515 South Flower Street, Sixth Floor Los Angeles, California	90071
(Address of principal executive offices)	(zip code)

213-613-1900

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On October 14, 2009, we entered into a discounted payoff agreement with DB Realty Mezzanine Investment Fund II, LLC and DB Realty Mezzanine Parallel Fund II, LLC, holders of the existing mezzanine debt on Two Commerce Square. Under this agreement, we have agreed to pay off the two mezzanine loans, with a principal amount of approximately $36.1 million, for a discounted amount of $25.0 million on or before November 30, 2009 (subject to an extension right of up to 30 days). We have deposited $6.0 million with the holders of the loans under the agreement, which deposit will be credited against the payoff amount on closing. If we exercise the 30 day extension right, the deposit will be increased by an additional $7.0 million.

On October 10, 2009, we entered into a modification agreement with Wells Fargo Bank, holder of the existing mortgage loan on Campus El Segundo. The loan has been extended, without any principal payment to the lender, so that it matures on July 31, 2011, and has three one-year extension options at our election subject to us complying with certain loan covenants. The lender has the option to require payment of $2.5 million at the time of each extension. The interest rate on the loan has been increased to LIBOR plus 3.75% per annum. As of October 15, 2009, the balance of the loan was $17.0 million. We have guaranteed 100% of the principal, interest and any other sum payable under this loan.

On October 13, 2009, we entered into a modification agreement with Wells Fargo Bank, holder of the existing construction loan on Four Points Centre. The Four Points Centre construction loan in the amount of $29.7 million originally was scheduled to mature in June 2010. We have entered into an agreement with the lender to extend this loan to July 31, 2012 with two one-year extension options at our election subject to certain conditions. The first extension option is subject to a 75% loan to value test and a minimum debt yield, among other things. The second extension option is subject to a 75% loan to value test, executed leases representing at least 90% of the net rentable area, and a minimum debt yield, among other things. As of January 31, 2011, if the Four Points office buildings are not at least 65% leased on terms consistent with the appraisal proforma, we must pre-fund 18 months of interest into a restricted cash account with the lender; if the buildings are less than 35% leased at the time, we will also have to pay $2.0 million as a principal reduction of the loan. We have guaranteed the completion of construction and have completed the core and shell of this property. Furthermore, we have guaranteed 46.5% of the principal, interest and any other sum payable under this loan; this guaranty is currently limited to a maximum of $13.8 million and 100% of required principal paydowns. Upon the occurrence of certain events our maximum liability as guarantor will be reduced to 31.5% of all sums payable under this loan, and upon the occurrence of further events our maximum liability as guarantor will be reduced to 25% of all sums payable under this loan. We have agreed to certain financial covenants on this loan as the guarantor, including a net worth covenant of $225.0 million and a minimum unrestricted cash covenant of $10.0 million. We have also agreed to provide additional collateral of approximately 62.4 acres of fully entitled un-improved land, which is immediately adjacent to our Four Points Centre office buildings located in Austin, Texas. We have also committed to pay down the principal amount of the loan in the total amount of $7.8 million which will be paid $3.9 million in November, 2009 and the balance in three equal installments, in January, June and December, 2010. The amounts repaid may not be re-borrowed, but they are available to fund any remaining project costs. The interest rate on the loan has been increased to LIBOR plus 3.50% per annum.

Item 8.01	Other Events

Thomas Properties Group, Inc. (the “Company”) is re-issuing its historical consolidated financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2008 (“Form 10-K”), and the accompanying selected financial data, in connection with the Company’s adoption on January 1, 2009 of the following accounting pronouncements: (i) Statement of Financial Accounting Standards No. 160 “Noncontrolling Interests in Consolidated Financial Statements-An Amendment of ARB No. 51” (“SFAS 160”); and (ii) FASB Staff Position EITF No. 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities” (“FSP EITF 03-6-1”). The Company is also re-issuing Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) that accompanied those consolidated financial statements.

This Current Report on Form 8-K updates Items 6, 7 and 8 in Part II of the Company’s Form 10-K, and the financial statements included in Part IV, Item 15 of the Company’s Form 10-K, to reflect the application of SFAS 160 and FSP EITF 03-6-1. The updated financial information is attached to this Current Report on Form 8-K as Exhibit 99.1. Except as expressly noted above, the information contained in this report has not been updated to reflect any developments since December 31, 2008.

Item 9.01	Financial Statements and Exhibits.

(a)	Not applicable.

(b)	Not applicable.

(c)	Not applicable.

(d)	Exhibits

Exhibit No.	Description

23.1 —	Consent of Independent Registered Public Accounting Firm

99.1 —	Updates to Annual Report on Form 10-K for the year ended December 31, 2008
Part II, Item 6-Selected Financial Data
Part II, Item 7-Management’s Discussion and Analysis of Financial Condition
and Results of Operations
Part II, Item 8-Financial Statements and Supplementary Data
Part IV, Item 15-Exhibits and Financial Statement Schedules

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THOMAS PROPERTIES GROUP, INC.

/s/ Diana M. Laing
Diana M. Laing
Chief Financial Officer

October 15, 2009